UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2026

SUNSHINE BIOPHARMA INC.

(Exact name of registrant as specified in its charter)

Colorado	001-41282	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

333 Las Olas Way

CU4 Suite 433

Fort Lauderdale, FL 33301

(Address of principal executive offices) (zip code)

(514) 426-6161

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered

Common Stock, par value $0.001	SBFM	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	SBFMW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 18, 2026, Sunshine Biopharma Inc. (the “Company”) entered into a placement agent agreement (the “Placement Agent Agreement”) with Aegis Capital Corp. (the “Placement Agent”), in connection with a best efforts public offering (the “Offering”) of (A) 11,160,000 Common Units, with each Common Unit consisting of (i) one share (the “Shares”) of the Company’s common stock (“Common Stock”), and (ii) two Series C warrants (the “Series C Warrants”), each Series C Warrant exercisable for one share of Common Stock; and (B) 840,000 Pre-Funded Units, each Pre-Funded Unit consisting of (i) one pre-funded warrant (the “Pre-Funded Warrants”) to purchase one share of Common Stock, and (ii) two Series C Warrants. The purchase price of each Common Unit was $0.50, and the purchase price of each Pre-Funded Unit was $0.49999. The Pre-Funded Warrants are immediately exercisable, have an exercise price of $0.00001 and may be exercised at any time until all Pre-Funded Warrants are exercised in full.

The Series C Warrants are exercisable immediately upon issuance at an initial exercise price of $0.50 and will expire five years from the date of issuance. If the Company effects any share split, share dividend, share combination, recapitalization or other similar transaction involving the Company’s common stock (a “Share Combination Event”), and the lowest volume weighted average price of the common stock during the period commencing five consecutive trading days immediately preceding and ending five consecutive trading days immediately following the Share Combination Event is less than the then-effective exercise price of the Series C Warrants, then the exercise price will be reduced (but not increased) to such lowest volume weighted average price, subject to a minimum exercise price of $0.25 (50% of the initial exercise price), and the number of shares issuable upon exercise will increase so that the aggregate exercise price payable upon full exercise of the Series C Warrants after such adjustment equals the aggregate exercise price payable upon full exercise immediately prior to such adjustment. The Share Combination Event provision will be effective only upon receipt of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market. The Series C Warrants will be subject to no more than one such adjustment upon a Share Combination Event.

The Offering closed on May 19, 2026. The gross proceeds to the Company were approximately $6 million, before deducting placement agent fees and other expenses payable by the Company.

The Offering was made pursuant to an effective registration statement on Form S-1 (File No. 333-295800) and the preliminary prospectus contained therein, which was filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 12, 2026, and declared effective on May 18, 2026. A final prospectus relating to the Offering was filed with the SEC on May 19, 2026.

Under the terms of the Placement Agent Agreement, the Placement Agent received a fee of 7% of the public offering price for the Offering and a non-accountable expense allowance of 2% of the public offering price. In addition, the Company reimbursed certain accountable expenses of the Placement Agent.

The foregoing description of the Placement Agent Agreement, Pre-Funded Warrants, and Series C Warrants is not complete and is qualified in its entirety by reference to the full text of such agreements, copies of which are filed as exhibits to this report.

Item 8.01. Other Information.

On May 18, 2026, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as an exhibit to this report.

On May 19, 2026, the Company issued a press release announcing the closing of the Offering. A copy of the press release is filed as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Placement Agent Agreement
10.2	Form of Pre-Funded Warrant
10.3	Form of Series C Warrant
99.1	Press Release, dated May 18, 2026
99.2	Press Release dated May 19, 2026
104	Cover Page Interactive Data File (formatted in Inline XBRL).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2026	SUNSHINE BIOPHARMA INC.

By: /s/ Dr. Steve N. Slilaty
Name: Dr. Steve N. Slilaty Title: Chief Executive Officer

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